Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

Exhibit 5.2

March 14, 2022

Ascent Solar Technologies, Inc. 12300 Grant Street Thornton, CO 80241

Ladies/Gentlemen:

Re:Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Ascent Solar Technologies, Inc. (the “Company”) in connection with the filing of the Registration Statement (as amended, the “Registration Statement”) on Form S-1 (File No. 333-262482) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed offering and sale of Units, each Unit consisting of one share of common stock and one common stock warrant (“Warrants”) to purchase one share of common stock, to be issued and sold by the Company.

The securities are to be sold by the Company in accordance with an Underwriting Agreement to be entered into by the Company and H.C. Wainwright & Co., as the representative of the underwriters (the “Underwriting Agreement”), the form of which has been filed as Exhibit 1.1 to the Registration Statement. Capitalized terms not otherwise defined herein have the respective meanings given to them in the Underwriting Agreement.

For purposes of rendering the opinion set forth below, we have examined: (i) the Registration Statement; (ii) the Warrant Agency Agreement and form of Warrants; and (iii) the Underwriting Agreement. We have also made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates of officers of the Company.  For purposes of this opinion letter, we have made the assumptions that are customary in opinion letters of this kind, including without limitation: (i) that each document submitted to or reviewed by us is accurate and complete; (ii) that each such document that is an original is authentic, and each such document that is a copy conforms to an authentic original; (iii) that all signatures on each such document are genuine; (iv) the legal capacity of all natural persons; (v) that each such document constitutes a legal, valid, and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms; (vi) the Warrants and the Warrant Agency Agreement are duly authorized, executed, and delivered on behalf of the Company; (vii) the Warrants and the Warrant Agency Agreement do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company; and (vii) the Warrants and the Warrant Agency Agreement comply with all requirements and restrictions, if any, applicable to the Company, in any case whether imposed by any court or governmental or regulatory body having jurisdiction over the Company.

To the extent that the obligations of the Company under the Warrants or the Warrant Agency Agreement may be dependent on such matters, we further have assumed that the Warrant Agent (i) is duly

Los Angeles    New York    Chicago    Nashville   Washington, DC    San Francisco    Beijing   Hong Kong    www.loeb.com

For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

March 14, 2022 Page 2

organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (ii) is duly qualified to engage in the activities contemplated by the Warrants and the Warrant Agency Agreement; (iii) is in compliance, with respect to acting as Warrant Agent under the Warrant Agency Agreement, with all applicable laws and regulations; and (v) has the requisite organizational and legal power and authority to perform its obligations under the Warrant Agency Agreement.

The opinion expressed in this opinion letter is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of New York that, in either case and based on our experience, are applicable to transactions of the type contemplated by the Warrants and the Warrant Agency Agreement. We are not opining on any other law or the law of any other jurisdiction, including any foreign jurisdiction or any county, municipality or other political subdivision or local governmental agency or authority.

Based on the foregoing, it is our opinion that the Warrants, when issued and paid for as set forth in the Registration Statement or Underwriting Agreement, as applicable, will be binding obligations of the Company under the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

Loeb & Loeb LLP